EXHIBIT 5.1

April 7, 2010

China Wind Systems, Inc.
No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, the People’s Republic of China 214181

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which China Wind Systems, Inc. proposes to file with the Securities and Exchange Commission registering 2,000,000 common shares which may be offered and sold by China Wind Systems, Inc. under the 2010 Long Term Incentive Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the 2010 Long Term Incentive Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP